EXHIBIT 5.26

CONSENT OF L. RAGSDALE

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

By:	/s/ Lisa Ragsdale
Lisa Ragsdale, P.Geo.
Director, Mining Geology
IAMGOLD Corporation

Dated: November 7, 2024